BRF S.A.

Publicly-held Company with Authorized Capital

CNPJ (Brazilian Registry of Legal Entities) 01.838.723/0001-27

NIRE (Company Register Identification Number) 42.300.034.240

CVM (Securities and Exchange Commission) 1629-2

TRANSCRIPT OF THE MINUTES OF THE 9th ORDINARY BOARD OF DIRECTORS’ MEETING HELD ON OCTOBER 1, 2015

1. DATE, TIME AND PLACE: October 1, 2015, at 09:00 am, at Rua Hungria nº 1.400, 5th floor, City of São Paulo, State of São Paulo.

2. BOARD: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack Trisotto.

3. CALL OF MEETING AND ATTENDANCE: The call of meeting was duly made under the Company’s Articles of Incorporation. The majority of the members of the Board of Directors on duty were present: Messrs Abilio dos Santos Diniz, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Paulo Guilherme Farah Correa, Renato Proença Lopes, Vicente Falconi Campos e Walter Fontana Filho.

4. PROVISIONS: Upon commencing the meeting and verifying the attendance quorum to convene the meeting, the Members of the Board of Directors examined the items appearing in the agenda and defined as follows:

Informative Subjects:

4.1. Charmain’s Report: Mr. Abilio dos Santos Diniz started the meeting reporting the recent case of theft of computers occurred in Rua Hungria and requested the adoption of the necessary measures to verify the case.

4.2. The Directors were made aware of the goals, results relating to the month of August 2015, forecast, fixed and variable expenses, and market share of the Company, as well as the P&L for domestic and foreign markets.

Resolutions:

4.3. In accordance with the recommendations for approval of Strategy, M&A and Markets and Finance, Governance and Sustainability Committees, approved the acquisition of the following trademarks owned by Molinos Río de la Plata S.A. and one of its controlled entities, all present in the Argentinean retail market: Vieníssima, GoodMark, Manty, Delícia, Hamond, Tres Cruces and Wilson. The acquisition will be carried out by Quickfood S.A. (BCBA: PATY) and Avex S.A, both headquartered in Argentina and controlled by the Company, in the total amount of USD43,500,000.00 (forty three million and five hundred thousand USA dollars), subject to certain adjustments, and to be paid in Argentinean currency.

BRF S.A.

Publicly-held Company with Authorized Capital

CNPJ (Brazilian Registry of Legal Entities) 01.838.723/0001-27

NIRE (Company Register Identification Number) 42.300.034.240

CVM (Securities and Exchange Commission) 1629-2

TRANSCRIPT OF THE MINUTES OF THE 9th ORDINARY BOARD OF DIRECTORS’ MEETING HELD ON OCTOBER 1, 2015

4.4. Due to the approval of the item 4.3. above and to effectuate the acquisition, the Directors approved: (i) the capital increase of Sadia Uruguay S.A., in the amount of USD53,000,000.00 (fifty three million USA dollars), which will be fully subscribed and paid up by BRF S.A.; (ii) the acquisition of Argentinian debt securities by Sadia Uruguay S.A. (“Securities”), using the funds received in the terms of the item (i) above; (iii) the capital increase of Avex S.A., which will by fully subscribed and paid up by Sadia Uruguay S.A., with the capitalization of the Securities; (iv) the sale of the Securities by Avex S.A.; and (v) the early payment by Avex S.A. of an intercompany loan owed to Quickfood S.A., using the proceeds received by the sale mentioned in the item (iv) above.

4.5. In accordance with the recommendation for approval of Strategy, M&A and Markets Committee, the Directors approved the acquisition of part of Qatar National Import and Export Co. (QNIE), through Federal Foods LLC, an indirect subsidiary of the Company, for USD140,000,000.00 (one hundred and forty million dollars).

4.6. The Directors approved the hiring of EY (Ernst & Young) to elaborate the business model for tax optimization and development of the Global Procurement Office, for the total amount R$805,000.00 (eight hundred and five thousand Brazilian reais).

4.7. In accordance with the recommendation for approval of Finance, Governance and Sustainability Committee, the Directors approved the hiring of EY (Ernst & Young) for the audit of the Financial Results, base December 31, 2015, of Invicta Food Group Limited and Invicta Food Limited, for £45,000.00 (forty five thousand pounds).

4.8. In accordance with the recommendation for approval of Finance, Governance and Sustainability Committee, the Directors approved the replacement of the collateral of the Agreement n. 02.12.0419.00 executed with Financiadora de Estudos e Projetos – Finep, which will be the mortgage of the property of Videira/SC, with its constructions and improvements, as well as the fiduciary lien of the machines and equipment installed in such property.

4.9.         In accordance with the recommendation for approval of Finance, Governance and Sustainability Committee, the Directors approved the right of way (servidão de passagem) to Companhia Paranaense de Energia Elétrica (COPEL), due to the need of implementation of a power grid in part of Granja Santa Catarina, property of the Company, which will receive, as a compensation, an indemnity of R$11,446.21 (eleven thousand, four hundred and forty six and twenty one cents of Brazilian reais).

BRF S.A.

Publicly-held Company with Authorized Capital

CNPJ (Brazilian Registry of Legal Entities) 01.838.723/0001-27

NIRE (Company Register Identification Number) 42.300.034.240

CVM (Securities and Exchange Commission) 1629-2

TRANSCRIPT OF THE MINUTES OF THE 9th ORDINARY BOARD OF DIRECTORS’ MEETING HELD ON OCTOBER 1, 2015

4.10.    In accordance with the recommendation for approval of Finance, Governance and Sustainability Committee, the Directors approved the agreement to be executed with Município of Concórdia/SC, by which a portion of a property of the Company will be expropriated and an indemnity of R$18,000.00 (eighteen thousand Brazilian reais) will be paid to the Company for such expropriation.

4.11.      In accordance with the recommendation for approval of Finance, Governance and Sustainability Committee, the Directors approved the hiring of a guarantee insurance by BRF GmbH, a branch of the Company located in Vienna, Austria, as well as the collateral to be given by the Company for such operation.

4.12.     In accordance with the recommendation for approval of Finance, Governance and Sustainability Committee, the Directors approved the sale of a property of the Company located in Guarapuava/PR (grain post), for R$8,500,000.00 (eight million and five hundred thousand Brazilian reais), in the terms of the best proposal received by the Company.

4.13.     In accordance with the recommendation for approval of Finance, Governance and Sustainability Committee, the Directors approved the ratification of the board members of the European subsidiaries of the Company with the following compositions: (i) BRF Iberia Alimentos (Espanha): Roberto Banfi, Juliana Lacchini, Adriano Frizon, Rodrigo Alves Coelho e Christophe Vasseur; e (ii) BRF Holland BV: Roberto Banfi, Juliana Lacchini, Adriano Frizon, Rodrigo Alves Coelho e Suely Nakashima.

4.14.     In accordance with the recommendation for approval of Finance, Governance and Sustainability Committee, the Directors approved the acquisition of the properties located in the City of Seropédica, State of Rio de Janeiro, registered under the nºs 1905, 6924 e 4879, with the Real Estate Registry of Seropédica (RJ), 1st Real Estate Registry of Itaguaí (RJ) and 2nd Real Estate Registry of Itaguaí (RJ), respectively, for R$11,700,000.00 (eleven million and seven hundred thousand Brazilian reais), which will be paid in 4 monthly and subsequent installments after the execution of the public deed of purchase and sale.

BRF S.A.

Publicly-held Company with Authorized Capital

CNPJ (Brazilian Registry of Legal Entities) 01.838.723/0001-27

NIRE (Company Register Identification Number) 42.300.034.240

CVM (Securities and Exchange Commission) 1629-2

TRANSCRIPT OF THE MINUTES OF THE 9th ORDINARY BOARD OF DIRECTORS’ MEETING HELD ON OCTOBER 1, 2015

4.15.     In accordance with the recommendation for approval of Finance, Governance and Sustainability Committee, the Directors approved the agreement to be executed with the owner of a property located in Uberlândia/MG, by which the Company will receive a portion of the property in which the Company has installed a machine that treats rainwater and, as a compensation, the Company will not require the amount of R$1,032,596.78 (one million, thirty two thousand, five hundred and ninety six and seventy eight cents of Brazilian reais) which would be due as a result of interests and monetary adjustments related to a lawsuit filed by the Company against the property owner mentioned above.

The executives of the Company are hereby authorized to practice any acts and to execute any documents related to the approved subjects.

5. DOCUMENTS FILED AT THE COMPANY: The documents related to the agenda supporting the deliberations made by the members of the Board of Directors and/or information provided at the meeting shall be filed at the Company’s head office.

6. APPROVAL AND EXECUTION OF THE MINUTES: Not having anything further, the Chairman declared the meeting closed, the minutes were recorded as a summary, which was read, found to be compliant and executed. São Paulo, October 1, 2015. Signatures Board: Mr. Abilio dos Santos Diniz - Chairman; Mrs. Larissa Brack - Secretary. Directors: Messrs Abilio dos Santos Diniz, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Paulo Guilherme Farah Correa, Renato Proença Lopes, Vicente Falconi Campos and Walter Fontana Filho.

I certify that this is a true copy of the recorded minutes in its own book.

São Paulo, October 1, 2015.

____________________________________

Larissa Brack Trisotto

Secretary